Exhibit 11(d)




                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A (1933 Act File No. 33-50390) of Wilshire Target Funds, Inc. (the "Funds"), of our report dated October 9, 1998 on our audit of the financial statements and financial highlights of the Funds, which report is included in the Annual Report to Shareholders for the year ended August 31, 1998 which is incorporated by reference in the Registration Statement.

We also consent to the reference to our firm under the captions "Condensed Financial Information" in the Prospectuses and "Custodian, Transfer and Dividend Disbursing Agent, Counsel and Independent Accountants" in the Statements of Additional Information of the Registration Statement.



Boston, Massachusetts                       /s/ PricewaterhouseCoopers LLP
November 25, 1998                               PricewaterhouseCoopers LLP